TERM SHEET BETWEEN GOLDSPAN RESOURCES, INC (GRI) AND LS LLC

In as much GRI (Company) and LS LLC have been in discussions about LS LLC, (Consultant) providing business development and financial consulting services on an independent contractor basis and the general terms have been agreed upon, then this Term Sheet will suffice as the outline for the formal Agreement for Services to be completed by the Company attorney as soon as is practical. The following elements are the salient elements to be included in the Agreement

• Consultant agrees to provide business development and financial consulting to the Company on an as needed basis and in the professional manner customary of such service provider, on a non-exclusive basis

• The actual ‘scope of services’ will be more clearly defined in the Agreement

• Status of The Consultant. The Consultant shall act as an independent contractor and not as an agent or Employee of The Client and The Consultant shall make no representation as an agent or employee of The Client. The Consultant shall be responsible for all taxes as an independent contractor, the Consultant shall have no authority to bind The Client or incur other obligations on behalf of The Client. Likewise, The Client shall have no authority to bind The Consultant or incur obligations on behalf of The Consultant.

• Disclosure of Material Events. The Client agrees to promptly disclose to The Consultant in a timely manner those events/discoveries which are known and/or anticipated that may reasonably be expected to have an impact on the stock, business operations, future business, or public perception of The Client, as this has a material impact on the ability and effectiveness of The Consultant and services rendered.

• Conflict of Interest. The Consultant shall be free to perform services for other persons not engaged in the businesses in which The Client is engaged. The Consultant will notify The Client prior to performing consulting services for any other client that could conflict with The Consultant's obligations under the Agreement

• Term. There will be an evaluation period so the Client/Company can determine the effectiveness of the Consultant's work in behalf of The Client. That term, or evaluation period, shall be 90 days. If The Client/Company determines that The Consultant has not been effective then in such event there will be no more stock compensation issued to The Consultant and the Consulting Service Agreement can be terminated at any time in the sole discretion of the Company, without penalty, but the Company agrees that the full payment made under this agreement has been ‘earned’.

• Payment of Services: $25,000 upon the agreement of the essential terms of the Agreement described in the Terms Sheet executed on December 13th and 5 million common shares of GSPN stock. Half of the shares shall be released upon signing of the Agreement and the second half at the end of the 90 day ‘evaluation’ period.

If the above key elements of Consulting Agreement between the Parties accurately reflects your best understanding of and intentions of the herein salient elements, please so indicate by affixing you signature below on this 13th day of December 2012 and the Company will have counsel prepare the final Agreement between the parties as soon as is practical.

Rich Carey	/s/ Phillip Allen
L.S. LLC.	Phillip Allen, President GRI

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